NEWS RELEASE for February 7, 2008 at 8:00AM Eastern Time

Kayla Castle
Investor Relations Manager
Palomar Medical Technologies, Inc.
781-993-2411
ir@palomarmedical.com

PALOMAR MEDICAL REPORTS FINANCIAL RESULTS FOR
FOURTH QUARTER AND FISCAL YEAR 2007

        BURLINGTON, MA (February 7, 2008) … Palomar Medical Technologies, Inc. (NASDAQ: PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced financial results for the fourth quarter and year ended December 31, 2007. Revenues for the quarter ended December 31, 2007 were $28.2 million, of which $24.5 million were product revenues, $2.4 million were royalty revenues, and $1.3 million were funded development revenues. Fourth quarter gross margin from product revenues, which includes a $1.5 million favorable royalty adjustment, increased to 73% from 66% in the third quarter of 2007. Excluding the $1.5 million favorable royalty adjustment, gross margin from product revenues increased to 67%. Income before taxes for the fourth quarter ended December 31, 2007 was $5.6 million. The Company strengthened its balance sheet since December 31, 2006, including increasing its cash and investments from $104 million to $132 million.

        Revenues for the year ended December 31, 2007 were $123.8 million, of which $103.2 million were product revenues. Royalty revenues were $13.0 million, of which $3.1 million related to the recognition of a portion of the back-owed royalties associated with a settlement agreement with Alma Lasers, Inc. Funded development revenues were $6.7 million and other revenues were $894,000 related to the recognition of a portion of the trade dress infringement associated with the settlement agreement with Alma. Gross margin from product revenues was 68% for the year ended December 31, 2007. Income before taxes was $33.1 million.

        The Company reported net income of $3.5 million, or $0.18 per diluted share for the fourth quarter of this year and $20.5 million, or $1.07 per diluted share for the year ended December 31, 2007. Non-GAAP net income for the quarter ended December 31, 2007, which includes adjustments for cost of product revenues and non-cash taxes, resulted in $4.2 million, or $0.22 per diluted share. Non-GAAP net income for the year ended December 31, 2007, which includes adjustments for back-owed royalties and other revenues, cost of product revenues, cost of royalty revenues, legal expense reimbursement, interest on back-owed royalties and fees, and non-cash taxes, resulted in $27.9 million, or $1.45 per diluted share. The Company had a cash tax rate of 6% and an effective book tax rate of 38% for financial statement purposes for the year ended December 31, 2007 versus a cash tax rate of 3% and an effective book tax benefit of 10% for the prior twelve month period. Please refer to the financial statements included in this news release for a reconciliation of GAAP results to non-GAAP results for the three and twelve months ended December 31, 2007 and 2006.

        Chief Executive Officer Joseph P. Caruso commented, “We are pleased with our financial results for 2007 and the steps we have taken during the year to position Palomar at the forefront of technology. These steps include adding novel technology to our unique laser and light-based platform, including new ablative and non-ablative fractional handpieces for our popular StarLux 500 system. These new handpieces were launched last week at the AAD meeting and we believe they will be a great addition to our suite of products. We will continue to lead our industry in the future with innovative products. Another important step is our recently announced distribution agreement with the Swedish company Q-Med, the producer of Restylane, one of the most popular and widely distributed dermal fillers in the world. This relationship should provide access to a broader market than we could reach on our own and provide synergistic sales of our products and Q-Med’s. As always, we remain steadfast in our defense of our intellectual property as a way to protect our research and development efforts. Through these and other steps, we believe Palomar is well positioned to capitalize on and lead the way toward long term growth of the light-based aesthetic industry.”

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Palomar — Page 2

Use of Non-GAAP Financial Measures

        To supplement Palomar’s consolidated financial statements presented in accordance with GAAP, this news release uses the following measures defined as non-GAAP financial measures by the SEC: non-GAAP income before taxes, non-GAAP provision for income taxes, non-GAAP net income, and non-GAAP diluted earnings per share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. In addition, the non-GAAP financial measures included in this news release may be different from, and therefore not comparable to, similar measures used by other companies. For more information on these non-GAAP financial measures, please see the non-GAAP data included below. This data has more details of the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures. Palomar’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our core business operating results. Palomar believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Palomar’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Palomar’s historical performance and our competitors’ operating results. Palomar believes that these non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

        Conference Call: As previously announced, Palomar will conduct a conference call and webcast today at 11:30 AM Eastern Time. Management will discuss financial results and strategic matters. If you would like to participate, please call (866) 770-7125 or listen to the webcast in the Investor Relations section of the Company’s website at www.palomarmedical.com. The telephone replay will be available one hour after the call at (888) 286-8010 passcode 18710466 and will be available for fourteen days. A webcast replay will also be available.

        About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. In December 2006, Palomar became the first company to receive a 510(k) over-the-counter (OTC) clearance from the United States Food and Drug Administration (FDA) for a new, patented, home use, light-based hair removal device. OTC clearance allows the product to be marketed and sold directly to consumers without a prescription. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons. Palomar is testing many new and exciting applications to further advance the hair removal market and other cosmetic applications. Palomar is focused on developing proprietary light-based technology for introduction to the mass markets. Palomar has an agreement with The Gillette Company to develop and commercialize home-use, light-based devices for women for hair removal and an agreement with Johnson & Johnson Consumer Companies to develop and potentially commercialize home-use, light-based devices for reducing or reshaping body fat including cellulite, reducing the appearance of skin aging, and reducing or preventing acne.

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the Investor Relations section of the website.

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Palomar — Page 3

         This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the Company's current expectations, plans, intentions, beliefs or predictions. These forward-looking statements are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, including patent infringement lawsuits, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, factors affecting the Company’s future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2006 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Palomar Financial Summary:

Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenues:
Product revenues	$24,468,273	$26,544,261	$103,220,932	$92,222,660
Royalty revenues	2,421,193	12,042,143	13,005,459	30,481,498
Funded product development revenues	1,263,563	825,115	6,698,063	3,840,286
Other revenues	--	--	894,189	--

Total revenues	28,153,029	39,411,519	123,818,643	126,544,444

Costs and expenses:
Cost of product revenues	6,594,776	8,206,874	33,390,942	26,896,839
Cost of royalty revenues	968,478	4,816,856	5,202,184	12,192,598
Research and development	4,430,197	3,586,655	16,673,191	14,055,616
Selling and marketing	6,279,118	5,858,978	24,885,695	22,467,161
General and administrative	5,839,838	3,611,757	17,495,400	7,645,081

Total costs and expenses	24,112,407	26,081,120	97,647,412	83,257,295

Income from operations	4,040,622	13,330,399	26,171,231	43,287,149

Interest income	1,585,826	1,242,190	6,411,947	4,718,684
Other income	--	--	500,000	--

Income before income taxes	5,626,448	14,572,589	33,083,178	48,005,833

Provision for income taxes - cash	337,587	421,263	1,984,991	1,390,033
Provision for income taxes - non-cash	1,804,372	(6,846,785)	10,590,525	(6,360,822)

Net income	$3,484,489	$20,998,111	$20,507,662	$52,976,622

Net income per share:
Basic	$0.19	$1.18	$1.12	$3.02

Diluted	$0.18	$1.03	$1.07	$2.62

Weighted average number of shares outstanding:
Basic	18,295,748	17,759,601	18,277,324	17,519,242

Diluted	18,960,555	20,484,623	19,254,023	20,208,687

Non-GAAP data:

Income before income taxes	$5,626,448	$14,572,589	$33,083,178	$48,005,833
Royalty revenues: Back-owed royalty	--	(10,559,559)	(3,105,710)	(26,339,130)
Other revenues: Back-owed trade dress	--	--	(894,189)	--
Cost of product revenues: Royalty adjustment	(1,493,394)	--	(662,636)	(762,000)
Cost of royalty revenues: Back-owed royalty	--	4,223,824	1,242,284	10,535,652
General and administrative: Royalty settlement
legal expense reimbursement	--	--	(227,355)	(3,760,000)
FAS 123R stock-based compensation	323,306	25,856	489,546	462,067
Interest income: Interest on back-owed royalty	--	--	(259,166)	(1,164,212)

Non-GAAP Income before income taxes	4,456,360	8,262,710	29,665,952	26,978,210

Provision for income taxes	2,141,959	(6,425,522)	12,575,516	(4,970,789)
Provision for income taxes - non-cash	(1,804,372)	6,847,544	(10,590,525)	6,476,348
Tax effect related to one-time events - cash	(70,205)	(182,734)	(205,034)	(724,270)

Non-GAAP Provision for income taxes	267,382	239,288	1,779,957	781,289

Non-GAAP Net income	$4,188,978	$8,023,422	$27,885,995	$26,196,921

Non-GAAP Diluted net income per share	$0.22	$0.39	$1.45	$1.30

Diluted weighted average number of shares outstanding	18,960,555	20,484,623	19,254,023	20,208,687

Palomar — Page 5 Consolidated Balance Sheets (Unaudited)
	December 31, 2007	December 31, 2006
Assets

Current assets:
Cash and cash equivalents	$90,460,350	$36,817,257
Available-for-sale investments, at market value	41,910,000	67,351,822
Accounts receivable, net of allowance of $1,470,360 and $950,000, respectively	16,037,475	15,443,053
Inventories	12,896,154	11,011,710
Deferred tax asset	3,811,873	7,595,000
Other current assets	1,129,300	1,702,263

Total current assets	166,245,152	139,921,105

Property and equipment, net	1,250,437	1,129,985

Other assets	111,074	111,074

Total assets	$167,606,663	$141,162,164

Liabilities and Stockholders' Equity

Liabilities:

Accounts payable	$1,987,579	$2,263,029
Accrued liabilities	15,139,642	15,798,076
Deferred revenue	5,789,936	5,969,397

Total liabilities	22,917,157	24,030,502

Stockholders' equity:
Preferred stock, $.01 par value-
Authorized - 1,500,000 shares
Issued - none	--	--
Common stock, $.01 par value-
Authorized - 45,000,000 shares
Issued - 18,337,846 and 18,063,103 shares, respectively	184,429	180,631
Additional paid-in capital	199,988,081	189,937,701
Accumulated other comprehensive income	12,590	--
Accumulated deficit	(52,479,008)	(72,986,670)
Treasury stock, at cost - 105,000 shares	(3,016,586)	--

Total stockholders' equity	144,689,506	117,131,662

Total liabilities and stockholders' equity	$167,606,663	$141,162,164

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